Exhibit 4.1

DESCRIPTION OF SECURITIES OF CUSHMAN & WAKEFIELD LTD. REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the material terms of the share capital of Cushman & Wakefield Ltd., a Bermuda exempted company limited by shares (“Cushman & Wakefield”). The summary is subject to the Companies Act 1981 of Bermuda, as amended or replaced from time to time (the “Bermuda Companies Act”), and is qualified in its entirety by reference, and is subject, to the detailed provisions of the Cushman & Wakefield Bye-laws, as in effect since November 27, 2025 (the “Cushman & Wakefield Bye-laws”), a copy of which is filed with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to the Current Report on Form 8-K 12B dated November 28, 2025.

Overview of Common Shares

Share Capital

Cushman & Wakefield’s authorized share capital is $80,000,000 of aggregate par value, of which approximately $23,167,253.20 was utilized to issue approximately 231,672,532 common shares, par value US$0.10 per share, in Cushman & Wakefield (collectively, the “Cushman & Wakefield Shares”) on November 27, 2025.

Pursuant to the Cushman & Wakefield Bye-laws, all of Cushman & Wakefield’s issued and outstanding common shares must be issued fully paid, in cash or otherwise, and Cushman & Wakefield may not issue any shares partly paid or nil paid. Subject to the requirements of any stock exchange on which Cushman & Wakefield’s shares are listed and to any resolution of the shareholders of Cushman & Wakefield (the “Shareholders”) to the contrary, the Board is authorized to issue any of Cushman & Wakefield’s authorized but unissued shares under the Cushman & Wakefield Bye-laws.

Dividends and Distributions

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due, or (b) the realizable value of its assets would thereby be less than its liabilities.

Under the Cushman & Wakefield Bye-laws, each Cushman & Wakefield Share is entitled to the same dividend per share if any are declared. The board of directors of Cushman & Wakefield (the “Board”) may satisfy any dividend or distribution by way of shares or debentures of any other company. Where any difficulty arises with regard to any such distribution or dividend, the Board may settle it as they think expedient, including by authorizing any person to sell and transfer any fractions or ignore fractions altogether and may fix the value for distribution or dividend purposes and may determine that cash payments shall be made to any Shareholders upon the fixing of the values in order to secure equality of distribution.

Voting Rights

Shareholders are entitled to one vote per Cushman & Wakefield Share. Unless otherwise specified by the Cushman & Wakefield Bye-laws or the Bermuda Companies Act, at any general meeting duly called and held at which a quorum is present, a resolution of Shareholders shall require the affirmative vote of a majority of Shareholders entitled to vote on the subject matter present virtually, in person or by proxy at the meeting and entitled to vote on the subject matter.

Preemptive Rights

Under the Cushman & Wakefield Bye-laws, Shareholders are not entitled to pre-emption rights with respect to any issue of shares by Cushman & Wakefield.

Variation of Class Rights

Under the Cushman & Wakefield Bye-laws, if at any time the capital of Cushman & Wakefield is divided into different classes of shares, all or any of the rights attaching to any existing class (unless otherwise provided by the terms of issue of the shares of that class) may be varied or abrogated (whether or not Cushman & Wakefield is being wound up) with the written consent of 75% of the holders of the issued shares of such class or with the sanction of a resolution passed by a simple majority of the holders of the issued shares of such class at a separate general meeting of the holders of such class of shares, where the quorum for such meeting shall be at least two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the relevant class.

In addition, the Cushman & Wakefield Bye-laws provide that, unless otherwise expressly provided by the rights attached to any share or class of shares, the issue of further shares ranking in priority to, pari passu with, or subsequent to, any existing share or class of shares (including without limitation, preference shares issued), the purchase or redemption by Cushman & Wakefield of any of its own shares and any alteration of capital permitted by Bermuda law and the Cushman & Wakefield Bye-laws shall be deemed not to vary or abrogate rights attaching to any shares or classes of shares of Cushman & Wakefield.

Listing

The Cushman & Wakefield Shares are listed on the NYSE, trading under the symbol “CWK”, the same symbol under which Cushman & Wakefield plc’s shares previously traded. Cushman & Wakefield has no current plans to list the Cushman & Wakefield Shares on any other securities exchange.

Preference Shares

The Board may designate any such remaining authorized shares as preference shares. Such preference shares may be issued by Cushman & Wakefield in the future with such rights, preferences and designations as determined by the Board, without further action by Shareholders.

In addition, pursuant to Bermuda law and the Cushman & Wakefield Bye-laws, the Board may, subject to restrictions on its ability to issue shares without shareholder approval (except in respect of the Cushman & Wakefield Shares and preference shares), (a) divide its issued and outstanding shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions, (b) consolidate and divide all or any of its shares into shares of larger par value than its existing shares, (c) sub-divide the shares into shares of smaller par value, and (d) make provision for the allotment and issue of shares which do not carry any voting rights.

Bye-laws and Bermuda Law Considerations

Directors

Subject to the provisions of the Companies Act and all other corporate and tax statutes in effect from time to time in Bermuda that govern Bermuda companies, and the Cushman & Wakefield Bye-Laws, the Board shall manage the business of Cushman & Wakefield and may pay all expenses incurred in promoting and incorporating Cushman & Wakefield and may exercise all the powers of Cushman & Wakefield. No alteration of the Cushman & Wakefield Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

The Board may exercise all the powers of Cushman & Wakefield except those powers that are required by the Companies Act and all other corporate and tax statutes in effect from time to time in Bermuda that govern Bermuda companies, or the Cushman & Wakefield Bye-Laws, to be exercised by the Cushman & Wakefield Shareholders.

Remuneration

The remuneration to be paid to Cushman & Wakefield’s directors shall be determined by the Board or committee thereof.

Pension and Other Benefits

The Board on behalf of Cushman & Wakefield may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any director or former director who has held any executive office or employment with Cushman & Wakefield or with any body corporate which is or has been a subsidiary of Cushman & Wakefield or a predecessor in business of Cushman & Wakefield or of any such subsidiary, and to any member of his or her family or any person who is or was dependent on him or her, and may contribute to any fund and pay premiums for the insurance of any such person.

Election and Removal

Under the Cushman & Wakefield Bye-laws, at any meeting duly called and held for the election or re-election of directors at which a quorum is present, directors shall be elected by a resolution passed by a majority of Shareholders present virtually, in person or by proxy at the meeting and entitled to vote on the election of directors. Where the election of a director is contested (i.e., the total number of proposed directors exceeds the total number of directors to be elected at such meeting) directors will be elected using a form of “plurality voting” applicable to such contested election of directors (i.e., the directors with the greatest number of votes are elected in descending order until the number of directors to be elected at such meeting is satisfied).

The Cushman & Wakefield Bye-laws provide that, until the election of directors at the annual general meeting in 2028, directors of Cushman & Wakefield shall be divided into three classes of directors, designated as “Class I,” “Class II” and “Class III,” respectively. The Board is also authorized to assign any persons who take office as directors prior to the annual general meeting in 2028 to any such class; provided, however, that the classes remain as close to equal size as possible. The term of appointment for: (a) the Class I directors expires at the close of Cushman & Wakefield’s annual general meeting in 2028, (b) the Class II directors expires at the close of Cushman & Wakefield’s annual general meeting in 2026, and (c) the Class III directors expires at the close of Cushman & Wakefield’s annual general meeting in 2027. Following the annual general meeting in 2028, the director classes will no longer be relevant and shall cease to exist.

Under the Cushman & Wakefield Bye-laws, Shareholders are permitted to act by unanimous written consent to elect a director. The Cushman & Wakefield Bye-laws provide that the Board will consist of no fewer than five directors and no greater than eleven directors, or such other number as a simple majority of the Board may from time to time determine.

Any Shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by the Board must give notice of their intention to propose such person for election in accordance with the advance notice procedures described above.

Pursuant to the Cushman & Wakefield Bye-laws, a director may be removed from office by Shareholders between Annual General Meetings by an ordinary resolution passed by a simple majority of votes cast at a special general meeting called for such purpose. Notice of the Shareholders’ meeting convened to remove the director must be provided to the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his or her removal.

Vacancies

The Cushman & Wakefield Bye-laws provide that any vacancies in the Board shall be filled by a resolution passed by a majority of the Shareholders entitled to vote present virtually, in person or by proxy and entitled to vote thereon at a general meeting or, if a vacancy is not filled by the Shareholders at any general meeting, so long as a quorum of Cushman & Wakefield directors remain in office, the Board shall have the power to appoint any person to be a director of Cushman & Wakefield to fill such vacancy.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the annual general meeting). Bermuda law provides that a special general meeting of shareholders may be called by the board of a company and must be called upon the request of shareholders holding not less than 10 percent of the paid-up capital of Cushman & Wakefield carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.

Under the Cushman & Wakefield Bye-laws, anything which may be done by resolution of the Shareholders in general meeting or by resolution of any class of Shareholders in a separate general meeting may be done by unanimous written consent, signed by all the Shareholders (or the holders of such class of shares) who would be entitled to attend a meeting and vote on such resolution if the resolution were voted on at a general meeting of the Shareholders. Such written resolution may be signed by the Shareholder or its proxy, or in the case of a Shareholder that is a corporation by its representative on behalf of such Shareholder, in as many counterparts as may be necessary.

The Cushman & Wakefield Bye-laws provide that the Board must convene an annual general meeting and may convene a special general meeting whenever the Board thinks fit. Under the Cushman & Wakefield Bye-laws, at least 10 clear days’ but no more than 60 clear days’ notice of an annual general meeting or a special general meeting must be given to each Shareholder.

Quorum

The Cushman & Wakefield Bye-laws provide that a quorum for a general meeting shall be present if at least one Shareholder representing at least the majority of the voting rights of all the Shareholders entitled to vote at the relevant meeting are present at the general meeting or represented by proxy.

Advance Notice Procedures

The Cushman & Wakefield Bye-laws establish an advance notice procedure for Shareholders to (a) make nominations of candidates for election as directors and (b) bring other business before an annual general meeting or a special general meeting.

All nominations by Shareholders or other business to be properly brought before an annual general meeting or a special general meeting must be made pursuant to timely notice in proper written form to the Secretary of Cushman & Wakefield, which must include, among other information, the name and address of the Shareholder giving the notice, certain information relating to each person whom such Shareholder proposes to nominate for election as a director and a brief description of any business such Shareholder proposes to bring before the meeting.

To be timely, a Shareholder’s notice must be given to the Secretary of Cushman & Wakefield at its principal executive offices not earlier than the close of business on the 120th calendar day nor later than the close of business on the 90th calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting. If the date of an annual general meeting is more than 30 calendar days before or more than 60 calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the Shareholder must be delivered in writing not earlier than the close of business on the 120th calendar day prior to such annual general meeting and not later than the close of business on the later of: (a) the 90th calendar day prior to such annual general meeting and (b) the 10th calendar day after the day on which public announcement of the date of such annual general meeting is first made by Cushman & Wakefield.

Choice of Forum/Governing Law

Unless a majority of the Board (or a committee thereof) consents in writing to the selection of an alternative forum in the United States, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Save in respect of any cause of action arising under the Securities Act, by subscribing for or acquiring Cushman & Wakefield Shares, each shareholder submits to the exclusive jurisdiction of the courts of Bermuda all disputes and claims whatsoever arising out of or in connection with Cushman & Wakefield or the Cushman & Wakefield Bye-laws.

As a company incorporated in Bermuda, the choice of the courts of Bermuda as Cushman & Wakefield’s exclusive forum for resolving all shareholder complaints, other than complaints arising under the Securities Act, allows Cushman & Wakefield to more efficiently and affordably respond to such actions, and provides consistency in the application of the laws of Bermuda to such actions. Similarly, Cushman & Wakefield has selected the U.S. federal district courts as its exclusive forum for resolving shareholder complaints arising under the Securities Act in order to more efficiently and affordably respond to such claims. This choice of forum also provides both Cushman & Wakefield and Shareholders with a forum that is familiar with and regularly reviews cases involving U.S. securities law. Although Cushman & Wakefield believes this choice of forum benefits Cushman & Wakefield by providing increased consistency in the application of U.S. securities law for the specified types of action, it may have the effect of discouraging lawsuits against Cushman & Wakefield’s directors and officers. Any person or entity purchasing or otherwise acquiring any interest in Cushman & Wakefield’s shares will be deemed to have notice of and consented to the provisions of the Cushman & Wakefield Bye-laws, including the exclusive forum provision. However, it is possible that a court could find Cushman & Wakefield’s forum selection provision to be inapplicable or unenforceable.

Amendments to Cushman & Wakefield’s Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders, and that a company’s bye-laws may be amended by a resolution of its board and a resolution passed at a general meeting of shareholders.

Under the Cushman & Wakefield Bye-laws, the affirmative vote of a majority of the directors of Cushman & Wakefield and the holders of a majority of the issued Cushman & Wakefield Shares entitled to vote at a general meeting, is required in order for Cushman & Wakefield to amend the Cushman & Wakefield Bye-laws or the Cushman & Wakefield Memorandum of Association.

Under Bermuda law, the holders of an aggregate of not less than 20 percent in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering Cushman & Wakefield’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Mergers, Amalgamations or Consolidations

Under the Cushman & Wakefield Bye-laws, the affirmative vote of the holders of a majority of the issued Cushman & Wakefield Shares entitled to vote at a general meeting is required to approve a merger, amalgamation or consolidation.

Other Bermuda Law Considerations

Takeovers

Under Bermuda law, an acquiring party is generally able to ensure it acquires all of the issued and outstanding shares of a company in the following ways:

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by a procedure under the Bermuda Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of Cushman & Wakefield and of holders of shares representing in the aggregate a majority in number and at least 75 percent in par value of the shareholders present and voting at a court ordered meeting or meetings held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme of arrangement;

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by acquiring pursuant to a tender offer 90 percent of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90 percent or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; and

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where the acquiring party or parties hold not less than 95 percent of the shares or a class of shares of Cushman & Wakefield, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.